Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of ModivCare Inc. (the “Company”) capital stock is based upon the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”). The summary is not complete, and is qualified by reference to the Certificate of Incorporation and the Bylaws, which are filed as exhibits to the Company’s Annual Report on Form 10-K and are incorporated herein by reference. We encourage you to read the Company’s Certificate of Incorporation, Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Shares of Capital Stock

The aggregate number of shares which the Company has authority to issue is 50,000,000 shares of capital stock, composed of 40,000,000 shares of common stock of a par value of $0.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock of a par value of $0.001 per share (“Preferred Stock”). Our Common Stock is listed on The NASDAQ Global Select Market (“NASDAQ”), under the symbol “MODV”.

Common Stock

Voting Rights: Pursuant to the Certificate of Incorporation, each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in their name on the books of the Corporation on all matters submitted to a vote of stockholders except as the right to exercise such vote may be limited by the provisions of the Certificate of Incorporation or of any class or series of Preferred Stock established thereunder. The holders of Common Stock do not have cumulative voting rights.

Dividends: Pursuant to the Certificate of Incorporation, the holders of Common Stock will be entitled to such dividends as may be declared by the Board of Directors from time to time.

Liquidation or Dissolution: Upon our dissolution, liquidation or winding up, holders of our Common Stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of our Preferred Stock then outstanding.

Rights and Preferences: Our holders of Common Stock have no preemptive rights to purchase shares of our capital stock. The issued and outstanding shares of our Common Stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our Common Stock will be subject to those of the holders of any shares of our Preferred Stock outstanding at any time.

Anti-takeover Considerations and Special Provisions of Delaware Law, our Certificate of Incorporation and our Bylaws

Delaware Anti-takeover Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
a.a stockholder who owns 15.0% or more of our outstanding voting stock or any of our affiliates or associates who owned 15.0% or more of our outstanding voting stock at any time within the past three years (either otherwise known as an interested stockholder);
b.an affiliate of an interested stockholder; or
c.an associate of an interested stockholder;

Exhibit 4.1
for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10.0% of our assets.

The foregoing provisions of Section 203 do not apply, however, if:
a.prior to the date of the business combination with the interested stockholder, our board of directors approved the transaction that made the stockholder an interested stockholder;
b.upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85.0% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors and those owned under certain employee stock plans; or
c.on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Certificate of Incorporation and Bylaws

A number of provisions of our Certificate of Incorporation and Bylaws concern matters of corporate governance and the rights of our stockholders. Provisions that grant our board of directors the ability to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof may discourage takeover attempts that are not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. Certain provisions could delay or impede the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

Preferred Stock: Our board of directors may from time to time authorize the issuance of up to 10,000,000 shares of Preferred Stock in one or more classes or series without stockholder approval. Subject to the provisions of our Certificate of Incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to, among other things, issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our Preferred Stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. One of the effects of our undesignated Preferred Stock may be to enable our board of directors to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise.

Classified board of directors. Prior to the 2023 annual meeting of stockholders, our Certificate of Incorporation divided our board of directors into three classes as nearly equal in size as possible, with directors serving staggered three-year terms. Beginning at the 2023 annual meeting of stockholders, our Certificate of Incorporation was amended to provide for the phase-out of this classified board structure over a period of three years and to provide for the annual election of directors to one-year terms when their current terms expire. Beginning with the Company’s 2025 annual meeting of stockholders, the declassification of the Board will be complete and all directors will be subject to annual election for one-year terms or until their successors have been duly elected, or until their earlier death, resignation or removal. Until the phase-out of this classified board structure is complete, these provisions in our Certificate of Incorporation may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our Company and may maintain the incumbency of our board of directors, because this structure generally increases the difficulty of, or may delay, replacing a majority of the directors.

Removal of directors: Our Certificate of Incorporation provides that, until the phase-out of the classified Board structure is complete, a director may be removed prior to the expiration of his or her term only for cause. Once the declassification of the Board is complete, beginning with the Company’s 2025 annual meeting of stockholders, a director may be removed at any time with or without cause. Whether it is with or without cause, the removal of

Exhibit 4.1
director requires the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote on the election of directors and voting together as a single class. These provisions in our Certificate of Incorporation may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our Company and may maintain the incumbency of our board of directors, because this structure generally increases the difficulty of, or may delay, replacing a majority of the directors.

Meetings of stockholders. Our Bylaws provide that annual meetings of our stockholders will take place at the time and place established by our board of directors. A special meeting of our stockholders may be called at any time by a majority of the entire board of directors or our Chief Executive Officer, and shall be called by a majority of the entire board or directors, or a committee delegated such authority by the board of directors following receipt by our secretary of a written request of stockholders holding of record at least 30.0% of the combined voting power of the then outstanding shares of all classes and series of capital stock entitled to vote at such meeting, voting as a single class, if such request complies with the other requirements of set forth in the Bylaws. These provisions may make it more difficult for a stockholder to have considered at a meeting of the stockholders a matter that may face board of director opposition.

Filling of board vacancies. Vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office. Until the phase-out of the classified Board structure is complete, each Board member appointed or elected to fill a vacancy will hold office for a term that coincides with the term to which such director was elected or appointed and until his or her successor is elected, except in the event of his or her earlier death, resignation or removal. These provisions may have the effect of delaying or impeding a proxy contest for a majority of the Company’s board of directors.

Amendment of the Bylaws. Except as provided in the next sentence, our Bylaws may be amended or repealed by a majority of our board of directors. Notwithstanding the foregoing, any decision by the board of directors to repeal, alter or amend, or to adopt or readopt any bylaw inconsistent with a bylaw adopted or repealed, altered or amended by the stockholders of the Company shall, if such repeal, alteration or amendment is not approved by stockholders, require the affirmative vote of 66 2/3% of the directors then in office at any regular or special meeting of the board of directors. Any amendment or repeal of our Bylaws by our stockholders shall require for adoption the affirmative vote of the holders of at least a majority of the voting power of our then outstanding shares of capital stock entitled to vote at any duly convened annual or special meeting of the stockholders, in addition to any other approval which is required by law, the Certificate of Incorporation, the Bylaws or otherwise. The provisions may make it more difficult for a stockholder to eliminate or change any provisions of the Company’s Bylaws with respect to which the stockholders may not agree.

Advance Notice Requirements: Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide us with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board f directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the board of directors, or might discourage or impede attempts by third parties to conduct a solicitation of proxies to elect their own slate of directors or otherwise obtain control of us.

Limitations on liability and indemnification of officers and directors

Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL. Our Certificate of Incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses to our directors and officers in connection with a legal proceeding

Exhibit 4.1
to the fullest extent permitted by Delaware law, subject to certain exceptions. We maintain directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders’ investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Nevertheless, the Company believes that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Transfer agent and registrar

Computershare Investor Services, LLC is the transfer agent and registrar for our common stock.